Exhibit 99.2

Contact:	610-337-7000 Simon Bowman, ext. 3645 Shelly Oates, ext 3202	For Immediate Release: July 8, 2013

Energy Transfer Affiliate to offer 6 million AmeriGas Common Units

VALLEY FORGE, Pa., July 8—AmeriGas Partners, L.P. (NYSE: APU) announced today that Heritage ETC, L.P., an affiliate of Energy Transfer Partners, L.P., has commenced a public underwritten offering, subject to market and other conditions, of 6,000,000 AmeriGas common units that it currently holds.

Morgan Stanley, Barclays, UBS Investment Bank, Credit Suisse, Deutsche Bank Securities, J.P. Morgan, and Wells Fargo Securities will act as joint book-running managers for the common units offering. RBC Capital Markets and Janney Montgomery Scott will act as senior co-managers. Pursuant to an option to purchase, the underwriters may purchase up to 900,000 additional common units from Heritage ETC, L.P.

When available, a copy of the prospectus supplement relating to the offering may be obtained from:

Morgan Stanley Attn: Prospectus Department 180 Varick Street 2nd Floor, New York, NY, 10014 Email: prospectus@morganstanley.com Phone: (866) 718-1649	Barclays c/o Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, NY 11717 Email: Barclaysprospectus@broadridge.com Phone: (888) 603-5847

UBS Investment Bank Attn: Prospectus Department 299 Park Avenue New York, NY 10171 Phone: (888) 827-7275	Credit Suisse Attn: Prospectus Department One Madison Avenue, 1B New York, NY 10010 Phone: (800) 221-1037

Deutsche Bank Securities ATTN: Prospectus Group 60 Wall Street New York, NY 10005-2836 Email: prospectus.CPDG@db.com Phone: (800) 503-4611	J.P. Morgan c/o Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, NY 11717 Telephone: (866) 803-9204

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Energy Transfer Affiliate to offer 6 million AmeriGas Common Units

Wells Fargo Securities

Attn: Equity Syndicate Dept.

375 Park Avenue

New York, NY 10152

Email: cmclientsupport@wellsfargo.com

Phone: (800) 326-5897

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, common units in any jurisdiction in which such an offer or solicitation, or the sale of common units, would be unlawful without registration or qualification under the securities laws of such jurisdiction. Any offer to sell, or solicitation of an offer to buy, will be made solely by means of a prospectus and related prospectus supplement filed with the SEC.

About AmeriGas Partners, L.P.

AmeriGas is the nation’s largest retail propane marketer, serving over two million customers in all 50 states from approximately 2,100 distribution locations. UGI Corporation, through subsidiaries, is the sole General Partner and owns 26% of the Partnership. Prior to this offering, Heritage ETC, L.P., an affiliate of Energy Transfer Partners, L.P., owns 32% of the Partnership and the public owns the remaining 42%.

AP-09	* * *	7/8/13